SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2006

Colombia Goldfields Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51013	76-0730088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 500, Vancouver, British Columbia, Canada	V6C 2X8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 604-601-2040

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 1, 2006, Daniel Hunter resigned as our President and Chief Executive Officer. Mr. Hunter was appointed to act as our Chief Operating Officer and will continue to serve as a member of our Board of Directors.

Mr. Hunter is the founder of Colombia Goldfields Ltd and was appointed to serve as an officer and a member of our board of directors in March 2005. He has been actively involved in all operations of the company including investor relations and all aspects of audit, finance and regulatory matters. Since 1998, Mr. Hunter has been a director and CEO of Encore Clean Energy, Inc (OTCBB: ECLN) and it’s advertising subsidiary, Ignite Communications Ltd. Encore is actively developing various devices in the renewable clean energy field. Mr. Hunter has been actively involved in all operations of Encore including investor relations, sourcing and evaluating technologies, liaison with inventors and all aspects of audit, finance and regulatory matters. Mr. Hunter has been actively involved in both financing and building private and public companies for more than 25 years. Mr. Hunter spent the first 20 years of his professional career as a securities broker specializing in structured financings for junior companies. At the time of his retirement from the securities industry, Mr. Hunter was a founding partner with Canaccord Capital Corporation, Canada's largest independent brokerage firm.

Also on March 1, 2006, our board of directors appointed J. Randall Martin to act as our Chief Executive Officer, President and as a member of our Board of Directors.

Mr. Martin was the Chief Operating Officer and then President of Greenstone Resources Ltd. during the 1990s. At that time, Mr. Martin and his experienced industry team were successful in acquiring several artisan-mining properties, some of which were developed open-pit mining operations through the implementation of modern technology. Of particular relevance to Colombia Goldfields is Mr. Martin's experience in relocating artisan miners. He first gained this experience with Greenstone, where he ensured that their San Andreas mine was unencumbered from both a legal and environmental standpoint.

Most recently, Mr. Martin served as Chairman and CEO of RNC Gold. Following its inception as a private company in 2000, he proceeded to list RNC on the Toronto TSX in December of 2003. Recently, RNC completed a successful merger with Yamana Resources, a Toronto based intermediate gold producer. RNC operated three gold mines located in Nicaragua and Honduras with combined annual gold production capacity of over 150,000 ounces. RNC also completed a feasibility study on a large gold project in Panama and conducted extensive exploration programs in Mexico, Honduras and Nicaragua. Mr. Martin previously worked with AMAX Inc. (a worldwide base metals mining company), DRX, Inc. (a junior exploration company), Martin Marrietta, and Behre Dolbear (an international mining consulting company). He has a B.Sc. in mining engineering from the Krumb School of Mines at Columbia University where he completed graduate work in mining and mineral economics.

There are no family relationships between Mr. Martin or Mr. Hunter and any of our directors or executive officers.

Mr. Hunter has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not have any employment agreement with Mr. Hunter.

At this time, we do not have any employment agreement with Mr. Martin. All transactions with us during the last two years that Mr. Martin had a material direct or indirect interest in are set forth below.

Subsequent to the transactions with Investcol Limited (“Investcol”), a corporation organized and existing under the laws of Belize, described below, Mr. Martin was appointed as an officer and director of Investcol.

On September 22, 2005, we entered into an Assignment Agreement with Investcol where Investcol assigned, transferred, and conveyed to us all of its rights under a Contract for Purchase Option of Mining Concessions (“Original Option Contract”) entered into with CIA Servicios Y Logisticos Ltda., a corporation organized and existing under the laws of Colombia. Also on this date, we entered into an agreement with Investcol to manage the exploration operations on these interests. On January 12, 2006, we entered into a Stock Purchase Agreement with Investcol and RNC (Colombia) Limited, whereby we will (i) acquire twenty-five percent (25%) of the issued and outstanding stock of RNC (Colombia) Limited, a Belize corporation ("RNC") and (ii) hold an option to acquire the remaining seventy five percent (75%) of RNC's issued and outstanding stock over a period of time. RNC is a wholly owned subsidiary of Investcol. On February 16, 2006, we entered into a Letter of Intent (“LOI”) with Investcol to acquire Investcol’s rights in certain mining contracts to exclusively engage in mining activities on Concessions 6993, 7039, 6821, and 6770 (the “Contracts”) and options that Investcol holds to acquire the exclusive rights to engage in mining activities on Concessions HET-31, 32, 26, 27, and HETG-01 (the “Options”) all located within an area in Colombia referred to as the Caramanta location.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Goldfields Ltd.

/s/ Daniel Hunter
Daniel Hunter
Chief Operating Officer
Date: March 1, 2006